Exhibit 99.1

Company’s Momentum Continuing with Sales Growth, Recent Nasdaq listing and Successful Equity Raise

REDWOOD CITY, CA / ACCESSWIRE / September 8, 2021 / Biotricity, Inc. (NASDAQ:BTCY) (“Biotricity” or the “Company”), a medical diagnostic and consumer healthcare technology company, today reported its CEO Waqaas Al-Siddiq is scheduled to present at the H.C. Wainwright 23rd Annual Global Investment Conference, which will be available on-demand starting at 7:00 a.m. ET on Monday, September 13, 2021 (details provided below).

Dr. Al-Siddiq will discuss the Company’s continuing sales growth of its FDA-approved Bioflux® mobile cardiac telemetry (MCT) device which, as the Company previously announced, drove its FY22-1Q revenue up 290% YOY and approximately 49% sequentially. He will also discuss sales expansion and the company’s planned product portfolio that the Company believes will increase the current total addressable market (TAM) while growing revenues. As previously announced, Biotricity recently completed a $15 million equity raise and listed on the Nasdaq Capital Market.

The presentation will be available to registered attendees from Monday, September 13 to Wednesday, September 15. To access the presentation, investors may register for the conference here. During the conference, the management team will also be available for virtual one-on-one meetings with registered attendees.

A live webcast of the conference call can be accessed by clicking on the following link: Webcast Audio will stream through your selected device. A full replay of the presentation will be available at the same link shortly after the conclusion of the live presentation and will be available for 90 days.

About Biotricity Inc.

Biotricity (NASDAQ:BTCY) is reforming the healthcare market by bridging the gap in remote monitoring and chronic care management. Doctors and patients trust Biotricity’s unparalleled standard for preventive & personal care, including diagnostic and post-diagnostic products for chronic conditions. The company develops comprehensive remote health monitoring solutions for the medical and consumer markets. To learn more, visit www.biotricity.com.

Contacts:

Investor Relations:

Biotricity Inc.

1-800-590-4155

investors@biotricity.com

Todd Kehrli or Mark Forney

MKR Investor Relations, Inc.

btcy@mkr-group.com

Media Contact:

Bospar
prforbiotricity@bospar.com

SOURCE: Biotricity, Inc.

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Portfolio-Expansion-at-HC-Wainwright-Conference